EXHIBIT 4

           THIRD AMENDED AND RESTATED CREDIT
            FACILITY AND SECURITY AGREEMENT


     As of this 21st day of January, 1997, PERSONNEL
MANAGEMENT, INC., an Indiana corporation, PMI
ADMINISTRATION, INC., an Indiana corporation, PMI LP I, an Indiana limited partnership, and PMI LP II, an Indiana limited partnership (collectively the
"Borrowers" and each a "Borrower") and KEYBANK NATIONAL
ASSOCIATION, a national banking association and the successor in interest to Society National Bank, Indiana
(the "Bank"), in consideration of the premises, and the covenants and agreements contained herein, hereby mutually agree as follows:

     I.   DEFINITIONS

Terms Defined.  As used in this Third Amended and
Restated Credit Facility and Security Agreement, the following terms have the following respective meanings:

     "Account" means (a) any account and (b) any right to payment for Goods sold or leased or for services rendered which is not evidenced by an Instrument or Chattel Paper, whether or not it has been earned by performance.

     "Account Debtor" means the Person who is obligated on an Account Receivable.

     "Account Receivable" means:

     (a)  any account receivable, Account, Chattel
Paper, or Document owned, acquired, or received by a Person;

     (b) any other indebtedness owed to or receivable owned, acquired, or received by a Person of whatever kind and however evidenced; and

     (c)  any right, title, and interest in a Person's
Goods which were sold, leased, or furnished by that Person and gave rise to either (a) or (b) above, or both of them. This includes, without limitation:

          (1)  any rights of stoppage in transit of a
     Person's sold, leased, or furnished Goods;

          (2)  any rights to reclaim a Person's sold,
     leased, or furnished Goods; and

          (3)  any rights a Person has in such sold,
     leased, or furnished Goods that have been returned to or repossessed by that Person.

     "Acquisition" means any acquisition of the shares or assets of any company by any Borrower, together with any merger, joint venture or other similar transaction to which a Borrower is a party, including without limitation any transaction involving the lease, sale or transfer of all or substantially all of the property, assets, and/or business of a Borrower by any other
Person or involving the lease, sale or transfer of all or substantially all of the property, assets, and/or business of any other Person by a Borrower.

     "Advance" means an advance made by Bank to any of the Borrowers under the revolving line of credit provided to the Borrowers by the Bank pursuant to
Section 2.1 of the Agreement.

     "Affiliate" means any company that, directly or indirectly, controls, is controlled by, or is under common control with a Borrower.

     "Agreement" means this Third Amended and Restated
Credit Facility and Security Agreement between the
Borrowers and Bank, and includes any partial or total amendment, renewal, restatement, extension, or substitution of or for such Agreement.

     "Bank" means KEYBANK NATIONAL ASSOCIATION, a national banking association and the successor in interest to Society National Bank, Indiana, with its current principal office located at 10 West Market
Street, Indianapolis, Indiana 46204, and any successor or assign.

     "Borrowers" mean, collectively, PERSONNEL
MANAGEMENT, INC., an Indiana corporation, PMI
ADMINISTRATION, INC., an Indiana corporation, PMI LP I, an Indiana limited partnership, and PMI LP II, an Indiana limited partnership, all with their principal offices located at 1499 Windhorst Way, Suite 100,
Greenwood, Indiana 46143.

     "Borrowers' Closing Certificates" mean those certificates, substantially in the form attached as Exhibit A, properly completed and executed.

     "Borrowers' Location" means 1499 Windhorst Way,
Suite 100, Greenwood, Indiana 46143, or such other location(s) from which a Borrower may subsequently manage the main part of its business operations and where persons dealing with the Borrowers would normally look for credit information, provided that such notices and consents required by the terms of this Agreement with respect to a change in the Borrowers' Location are given by the Borrowers.

     "Borrowing Base" means, as of that date for which an Advance is requested, monthly reporting is made in accordance with Section V, or the Borrowing Base is otherwise tested, as applicable, an amount equal to eighty-five percent (85%) of the amount due and owing on Qualified Accounts Receivable, less the aggregate amount of all outstanding Letter of Credit Commitments.

     "Borrowing Base Certificate" means a certificate, substantially in the form of attached Exhibit E, properly completed and executed.

     "Business Day" means a day which is not a Saturday, Sunday or legal holiday on which banks located in the State of Indiana are authorized or required by law to be closed.

     "Capital Distributions" means any payment made, liability incurred, or other consideration, including without limitation any stock dividend or stock split or similar distribution payable only in capital stock of a Borrower, given for the purchase, acquisition, redemption, or retirement of any capital stock of a Borrower or as a dividend, return of capital, or other distribution of any kind on any of a Borrower's capital stock outstanding at any time.

     "Capital Expenditures" means expenditures made or liabilities incurred, either directly or indirectly, for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year.

     "Cash Flow Coverage Ratio" means the ratio of (a) the sum of net income after Capital Distributions
(other than stock dividends, stock splits or similar distributions payable only in capital stock of a Borrower) plus depreciation, amortization and interest expense to (b) the sum of current maturities of long-term debt (including without limitation scheduled senior term debt principal payments and Subordinated
Debt principal payments, if any, and excluding any amounts in the Loan Account representing principal amounts due under the revolving line of credit), capitalized lease payments, interest expense, and unfunded Capital Expenditures.

     "Cash Security" means all cash, Instruments, Deposit Accounts, and other cash equivalents, whether matured or unmatured, whether collected or in the process of collection, upon which Borrowers presently have or may hereafter have any claim, that are presently or may hereafter be existing or maintained with, issued by, drawn upon, or in the possession of Bank.

     "Chattel Paper" means (a) any chattel paper, and
(b) any writing or writings which evidence both a monetary obligation and a security interest in or a lease of specific Goods. If a transaction is evidenced both by such an agreement for security or a lease and by an Instrument or a series of Instruments, the group of writings taken together constitutes Chattel Paper.

     "Closing Date" means January 21, 1997, or such other date as the parties shall mutually agree.

     "Collateral" means:

     (a)  all of Borrowers' rights, title and/or
interest in and to any and all Accounts Receivable, whether now owned or hereafter acquired or received by Borrowers;

     (b)  all of Borrowers' rights, title and/or
interest in and to any and all Equipment, whether now owned or hereafter acquired by Borrowers;

     (c)  all of Borrowers' rights, title and/or
interest in and to any and all Cash Security;

     (d)  all of Borrowers' rights, title and/or
interest in and to any and all General Intangibles, whether now owned or hereafter acquired by Borrowers;

     (e)  all of Borrowers' rights, title and/or
interest in and to any and all Contract Rights, whether now owned or hereafter acquired by Borrowers; and

     (f) any and all Proceeds, products, profits, and rents of or from Borrowers' rights, title and/or interest in and to any and all Accounts Receivable, Equipment, Cash Security, General Intangibles and
Contract Rights.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Contract Right" means (a) any contract right, including any and all rights under any lease agreements to which a Borrower is a party, including but not limited to those described in Schedule 4.16 attached hereto, and (b) any right to payment under a contract not yet earned by performance and not evidenced by an Instrument or Chattel Paper.

     "Deposit Account" means (a) any deposit account, and (b) any demand, time, savings, passbook, or a similar account maintained with a bank, savings and loan association, credit union, or similar organization, other than an account evidenced by a certificate of deposit.

     "Document" means (a) any document, (b) any document of title, including a bill of lading, dock warrant, dock receipt, warehouse receipt or order for the delivery of Goods, and any other document which in the regular course of business or financing is treated as adequately evidencing that the Person in possession of it is entitled to receive, hold, and dispose of the document and the Goods it covers, and (c) any receipt covering Goods stored under a statute requiring a bond against withdrawal or a license for the issuance of receipts in the nature of warehouse receipts even though issued by a Person who is the owner of the Goods and is not a warehouseman.

     "EBITDA" shall mean, for any twelve (12) month period, the Net Income of the Borrowers for such period, plus interest charges, income taxes of the Borrowers and depreciation and amortization expense of the Borrowers for such period to the extent deducted in determining such Net Income, all as determined in accordance with generally accepted accounting principles.

     "Environmental Law" means all Federal, state, district, local and foreign statutes, laws, ordinances, codes, rules, regulations, orders and decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to Borrowers' businesses and facilities (whether or not owned by it), including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous waste, toxic or dangerous substances, materials or wastes into the environment
(including, without limitation, ambient air, surface water, ground water, land surface or surface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or hazardous, toxic or dangerous substances, materials or wastes.

     "Equipment" means:

     (a) all equipment including without limitation, machinery, office equipment and furniture and tools of the Borrowers;

     (b) all Goods that are used or bought for use primarily in the Borrowers' businesses;

     (c) all Goods that are not consumer goods, farm products, or inventory; and

     (d) all substitutes or replacements for, and all parts, accessories, additional, attachments, or accessions to (a) to (c) above.

     "ERISA" means the Employee Retirement Income
Security Act of 1974, as amended from time to time.

     "ERISA Affiliate" means each Person (whether or not incorporated) which together with Borrower or any Affiliate would be treated as a single employer under ERISA.

     "Event of Default" means the occurrence of any of the events set forth in Section VI of the Agreement.

     "Financial Impairment" means the distressed economic condition of a Person manifested by any one or more of the following events:

     (a) adjudicated bankruptcy or insolvency or death or discontinuation of the business of the Person;

     (b) the Person ceases, is unable, or admits in writing its inability, to make timely payment upon the Person's debts, obligations, or liabilities as they mature or come due;

     (c) assignment by the Person for the benefit of creditors;

     (d)  voluntary institution by the Person or
consent granted by the Person to the involuntary institution [whether by petition, complaint, application, default, answer (including, without limitation, an answer or any other permissible or required responsive pleading admitting (1) the jurisdiction of the forum or (2) any material allegations of the petition, complaint, application, or other writing to which such answer serves as a responsive pleading thereto), or otherwise] of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation, receivership, trusteeship, or similar proceeding pursuant to or purporting to be pursuant to any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation, receivership, trusteeship, or similar law of any jurisdiction;

     (e) voluntary application by the Person for or consent granted by the Person to the involuntary appointment of any receiver, trustee, or similar officer (1) for the Person or (2) of or for all or any substantial part of the Person's property;

     (f) entry, without the Person's application, approval, or consent, of any order that is not dismissed, stayed, or discharged within sixty (60) days from its entry, which is pursuant to or purporting to be pursuant to any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation, receivership, trusteeship or similar law of any jurisdiction (1) approving an involuntary petition seeking an arrangement of the Person's creditors, (2) approving an involuntary petition seeking reorganization of the Person, or (3) appointing any receiver, trustee, or similar officer
(i) for the Person, or (ii) of or for all or any substantial part of the Person's property; or

     (g) any judgment, writ, warrant of attachment, execution, or similar process is issued or levied against all or any substantial part of the Person's property and such judgment, writ, warrant of attachment, execution, or similar process is not released, vacated, or fully bonded within sixty (60) days after its issue or levy.

     "Foreign Account Receivable" means any Account
Receivable which arises out of contracts with or orders from an Account Debtor which is not a resident of the United States.

     "Funded Senior Indebtedness" means all liabilities of the Borrowers for borrowed money, plus Indebtedness incurred under any sale/leaseback or lease transaction, less Subordinated Debt.

     "General Intangible" means (a) any general intangible, and (b) any personal property, including but not limited to any licenses, trademarks, service marks, patents, copyrights and franchises of the Borrowers, described in Schedule 4.7 attached hereto, other than Goods, Accounts, Contract Rights, Chattel
Paper, Documents, Instruments, and money.

     "Goods" means (a) any goods, and (b) all things which are movable at the time the security interest granted Bank under the Agreement attaches or which are fixtures but does not include money, Instruments, Documents, Accounts, Chattel Paper, General
Intangibles, and Contract Rights.

     "Government Account Receivable" means any Account
Receivable which arises out of contracts with or orders from the United States or any of its departments agencies, or instrumentalities.

     "Indebtedness" shall mean, at a particular date, the consolidated liabilities of the Borrowers, if any, as determined in accordance with generally accepted accounting principles, consistently applied, including, without limitation, all indebtedness for money borrowed or for the deferred purchase price of property and lease obligations of the Borrowers, if any, which have been, or which in accordance with Statement of Financial Accounting Standards No. 13, as from time to time amended, should be capitalized.

     "Instrument" means:

     (a)  any instrument;

     (b)  any negotiable or nonnegotiable instrument
(including, without limitation, drafts, checks, acceptances, certificates of deposit, and notes);

     (c)  any security; and

     (d)  any other writing which:

          (1)  evidences a right to the payment of
money,

          (2)  is not itself a security agreement or
     lease, and

          (3)  is of a type which in the ordinary
     course of business is transferred by delivery with any necessary endorsement or assignment.

     "Interest Period" means the period selected by the Borrowers for an Advance or the Term Loan to carry an interest rate based on either the Prime Rate or a LIBOR
Based Rate.  This period for an Advance or the Term
Loan carrying an interest rate based on the Prime Rate may be of any length, provided that such period ends on an interest payment date or the Termination Date or Maturity Date, as the case may be. The period for an Advance or the Term Loan carrying a LIBOR Based Rate shall be fixed for a period of 30, 60, 90 or 180 days and shall end on an interest payment date (or such shorter period if the Termination Date or the Maturity
Date, as the case may be, occurs sooner).

     "Letter of Credit" means any outstanding letter of credit issued by Bank for the account of any Borrower.

     "Letter of Credit Commitment" means the commitment of the Bank to pay under a Letter of Credit issued by the Bank for the account of a Borrower pursuant to
Section 2.1(c) hereof.

     "LIBOR" means the London interbank offered rate, at which deposits in United States dollars are offered by leading banks in the London interbank eurodollar markets.

     "Loan Account" means an account maintained by the Bank on its books, which will evidence all Advances, accrued interest thereon, other amounts due Bank with respect to such Advances, and all payments thereof by Borrowers.

     "Master Promissory Note" means the Fourth Amended and Restated Master Promissory Note executed by the Borrowers and delivered to the Bank pursuant to Section
2.1 of this Agreement, in substantially the form attached hereto as Exhibit B, as amended or modified from time to time and together with any promissory note or notes issued in exchange or replacement therefor.

     "Maturity Date" means with respect to the Term
Loan made pursuant to Section 2.2 of this Agreement means the earlier of (a) January 31, 2002 or (b) such earlier date as all amounts due in connection with said loan might become due and payable under this Agreement.

     "Multiemployer Plan" means a multiemployer plan as defined in ERISA Section 3(37) which covers employees of the Borrowers, or any ERISA Affiliate.

     "Net Income" means the consolidated net after tax income of the Borrowers, determined in accordance with generally accepted accounting principals, for a given fiscal period, excluding the effects of any extraordinary gains or losses.

     "Notes" mean the Master Promissory Note and the Term Note.

     "Obligations" means any of the following obligations, whether direct or indirect, absolute or contingent, secured or unsecured, matured or unmatured, originally contracted with Bank or another Person and now owing to or hereafter acquired in any manner partially or totally by Bank or in which Bank may have acquired a participation, contracted by a Borrower alone or jointly or severally with another Person:

     (a)  any and all indebtedness, obligations,
liabilities, contracts, indentures, agreements, warranties, covenants, guaranties, representations, provisions, terms, and conditions of whatever kind, now existing or hereafter arising, and however evidenced, that are now or hereafter owed, incurred, or executed by a Borrower to, in favor of, or with Bank (including, without limitation, those as are set forth or contained in, referred to, evidenced by, or executed with reference to the Agreement, the Loan Account, the Notes, any other promissory notes, letter of credit agreements, swap agreements, advance agreements, indemnity agreements, guaranties, lines of credit, mortgage deeds, security agreements, assignments, pledge agreements, hypothecation agreements,
Instruments, and acceptance financing agreements), and including any partial or total extension, restatement, renewal, amendment, and substitution thereof or therefor;

     (b) any and all claims of whatever kind of Bank against a Borrower, now existing or hereafter arising including, without limitation, any arising out of or in any way connected with warranties made by a Borrower to Bank in connection with any Instrument deposited with or purchased by Bank; and

     (c)  any and all of Bank's Related Expenses.

     "Organization" means a corporation, government or government subdivision or agency, business trust, estate, trust, partnership, association, two or more
Persons having a joint or common interest, and any other legal or commercial entity.

     "Permitted Encumbrances" means those encumbrances listed in Schedule 4.4.

     "Person" means an individual or an Organization.

     "Plan" means any plan (other than a Multiemployer
Plan) as defined in ERISA Section 3(3) in which a Borrower or any ERISA Affiliate is, or has been at any time during the preceding two (2) years, has sponsored, maintained or participated as an "employer" or a "substantial employer" as such terms are defined in ERISA.

     "Prime Rate" means that interest rate established from time to time by the Bank as the Bank's Prime Rate, whether or not publicly announced; the Prime Rate may not be the lowest interest rate charged by Bank for commercial or other extensions of credit.

     "Proceeds" means (a) any proceeds, and (b) whatever is received upon the sale, exchange, collection, or other disposition of Collateral or proceeds, whether cash or non-cash. Cash proceeds include, without limitation, money, checks, and Deposit
Accounts. Proceeds includes, without limitation, any Account arising when the right to payment is earned under a Contract Right, any insurance payable by reason of loss or damage to the Collateral, and any return or unearned premium upon any cancellation of insurance.
Except as expressly authorized in the Agreement, Bank's right to Proceeds specifically set forth herein or indicated in any financing statement shall never constitute an express or implied authorization on the part of Bank to a Borrower's sale, exchange, collection, or other disposition of any or all of the Collateral.

     "Prohibited Transaction" means any prohibited transaction as that term is defined for purposes of ERISA or the Code.

     "Qualified Account Receivable" means an Account
Receivable of a Borrower which, at all times until it is collected in full, continuously meets the following requirements:

     (a)  is not subject to any claim for credit,
allowance, or adjustment by the Account Debtor or any set off or counter claim;

     (b) arose in the ordinary course of a Borrower's business from the performance (fully completed) of services which have been performed for or at the request of the Account Debtor, and not more than ninety
(90) days have elapsed since the date of invoice;

     (c)  Bank has not determined that the Account
Receivable is unsatisfactory in any respect;

     (d)  is not an Account Receivable due from another
Borrower or any other Affiliate, shareholder, partner or employee of a Borrower;

     (e) is not a Foreign Account Receivable, unless such Foreign Account Receivable is secured by one or more letters of credit; and

     (f) is not evidenced by a promissory note or any other negotiable instrument, unless otherwise agreed by Bank.

     "Related Expenses" means any and all reasonable costs, liabilities, and expenses (including without limitation, losses, damages, penalties, claims, actions, reasonable attorney's fees, legal expenses, judgments, suits, and disbursements) incurred by, imposed upon, or asserted against, Bank in any attempt by Bank:

     (a) to obtain, preserve, perfect, or enforce any security interest evidenced by (i) the Agreement, or
(ii) any other pledge agreement, mortgage deed, hypothecation agreement, guaranty, security agreement, assignment, or security instrument executed or given by a Borrower to or in favor of Bank;

     (b)  to obtain payment, performance, and
observance of any and all of the Obligations;

     (c)  to maintain, insure, audit, collect,
preserve, repossess, and dispose of any of the Collateral, including, without limitation, costs and expenses for appraisals, assessments, and audits of a Borrower or the Collateral; or

     (d) incidental or related to (a) through (c) above, including, without limitation, interest thereupon from the date due and payable until paid at the rate payable as set forth in Section II of the Agreement, but in no event greater than the highest rate permitted by law.

     "Reportable Event" means any reportable event as that term is defined for purposes of ERISA.

     "Subordinated Debt" means Indebtedness which is subordinated, as to payment, security or both, in a manner satisfactory to the Bank, to all indebtedness owing to the Bank.

     "Subsidiary" shall mean any Person of which more than fifty percent (50%) of (i) the voting stock entitling the holders thereof to elect a majority of the Board of Directors, manager, or trustees thereof, or (ii) the interest in the capital or profits of such Person, which at the time is owned or controlled, directly or indirectly, by a Borrower.

     "Tangible Net Worth" means the total shareholder equity and Subordinated Debt of the Borrowers determined on a consolidated basis in accordance with generally accepted accounting principles, less the sum of the aggregate amount of all intangible assets, Accounts Receivable due from any other Borrower or any other Affiliate, shareholder, partner or employee of any Borrower (other than Accounts Receivable due from non-officer employees of a Borrower that do not exceed
$50,000 in the aggregate), organizational costs and goodwill.

     "Term Loan" means the term loan made by the Bank to the Borrowers in the principal amount of Two Million
Five Hundred Thousand Dollars ($2,500,000) and subject to the provisions, terms and conditions of Section 2.2 of this Agreement, and evidenced by the Term Note.

     "Term Note" means the Term Note executed by the Borrowers and delivered to the Bank pursuant to Section
2.2 of this Agreement, in substantially the form attached hereto as Exhibit C, as amended or modified from time to time and together with any promissory note or notes issued in exchange or replacement therefor.

     "Termination Date" with respect to the revolving line of credit extended pursuant to Section 2.1 of this Agreement means the earlier of (a) January 31, 1999 or
(b) such date on which the commitment of the Bank to make Advances pursuant to Section 2.1 hereof shall have been terminated in accordance with this Agreement.

     The foregoing definitions shall be applicable to the singulars and plurals of the foregoing defined terms. Terms used in the foregoing definitions which are defined in the Indiana Uniform Commercial Code, unless otherwise indicated, shall have the meanings ascribed thereto under the Indiana Uniform Commercial
Code. Accounting terms used in the foregoing definitions shall have the meanings ascribed thereto under generally accepted accounting principles.

     II.  STATEMENT OF TERMS

          2.1  The Revolving Line of Credit

          (a) Advances. The Bank will, subject to the terms and conditions of this Agreement, up to and including the Termination Date, make Advances to or for the account of Borrowers up to but not exceeding an aggregate unpaid principal amount outstanding at any one time on Advances equal to the lesser of (a) the revolving line of credit approved for Borrowers, which is currently Eight
     Million Five Hundred Thousand Dollars ($8,500,000) less the then aggregate outstanding amount of all Letter of Credit Commitments, or (b) the Borrowing
     Base. Pursuant to Advances, the Borrowers may borrow, repay and reborrow such maximum amount of credit. The Bank shall debit to the Loan Account the amount of each Advance made under this Agreement and all interest, other compensation, or other fees payable on all Advances and shall credit to the Loan Account each payment of (a) principal and interest on account of each Advance and (b) other amounts payable under this Agreement, by the appropriate entries. The Loan
     Account shall constitute prima facie evidence of all Advances made by Bank pursuant to this Agreement. In the event of any discrepancy between the records of Bank and Borrowers with regard to the Loan Account, the records of Bank shall prevail unless the Borrowers notify Bank of an error within fifteen (15) Business Days after having discovered any such error or unless
     Borrowers and Bank mutually agree with regard to an appropriate change in such records. Borrowers shall execute and deliver to Bank the Master
     Promissory Note to evidence all Advances under this Agreement.

          (b)  Interest Rate and Fees on Advances.

          (i)  Payment of Interest.  As compensation
     for the Advances made by Bank, Borrowers undertake and agree to pay to Bank on a monthly basis commencing on March 3, 1997 and on the first
     Business Day of each month thereafter through the Termination Date, interest upon the outstanding
     Advances from time to time at an annual rate with respect to each Advance to be elected by Borrowers from either (A) the Prime Rate or (B) the LIBOR
     Based Rate described, respectively, in subparts
     (ii) and (iii) of this Section 2.1(b). The interest rate hereunder shall not exceed the highest rate permitted by law.

          (ii)  Prime Rate.  If the Borrowers elect the
     Prime Rate for an Advance, that Advance shall carry an interest rate per annum equal to the Prime Rate. The rate charged to Borrowers under this subsection will increase or decrease on the day of and by an amount equal to, each increase or decrease in the Prime Rate. Each Advance shall carry an interest rate based on the Prime Rate unless a LIBOR Based Rate is elected by the Borrowers in accordance with the requirements of subpart (iii) of this Section 2.1(b).

          (iii)  LIBOR Based Rate.  If the Borrowers
     elect a LIBOR Based Rate for an Advance, that Advance shall carry a rate equal to:

          (A) LIBOR plus one hundred twenty five basis points (1.25%) if the Borrowers' Funded
          Senior Indebtedness to EBITDA Ratio is less than or equal to 1.50 to 1.0;

          (B) LIBOR plus one hundred seventy five basis points (1.75%) if the Borrowers' Funded
          Senior Indebtedness to EBITDA Ratio is
          greater than 1.50 to 1.0 but less than or equal to 2.0 to 1.0;

          (C) LIBOR plus two hundred twenty five basis points (2.25%) if the Borrowers' Funded
          Senior Indebtedness to EBITDA Ratio is
          greater than 2.0 to 1.0 but less than or equal to 2.5 to 1.0; or

          (D) LIBOR plus two hundred seventy five basis points (2.75%) if the Borrowers' Funded
          Senior Indebtedness to EBITDA Ratio is
          greater than 2.5 to 1.0 but less than or equal to 3.5 to 1.0.

     Advances elected by the Borrowers to be at a LIBOR
     Based Rate must be in minimum amounts of $10,000, shall be fixed for an Interest Period of 30, 60, 90 or 180 days, based on LIBOR at the outset of such period with the rate remaining fixed during the Bank's LIBOR commitment for each LIBOR Based
     Rate Advance. For purposes of determining the applicable LIBOR Based Rate, the Borrowers' Funded
     Senior Indebtedness to EBITDA Ratio shall be tested as of the most recent fiscal quarter immediately preceding the commencement of the applicable Interest Period.

          (iv)  Rate Following Maturity.  After
     maturity (whether by acceleration or otherwise), the unpaid principal and accrued interest evidenced by the Loan Account shall bear interest at a rate per annum equal to three percent (3%) in excess of the applicable interest rate described in Section 2.1(b)(i) and (ii) above. Prior to maturity, if any payment of principal or interest is not paid within five (5) Business Days following the due date, Borrowers shall pay a late fee of an amount equal to the greater of ten percent (10%) of such payment or one hundred dollars ($100). Notwithstanding the Bank's remedies as set forth in Section VII hereof, prior to maturity hereof, upon the occurrence of any Event of Default under this Agreement and until such Event of Default is cured by Borrowers, at Bank's option and upon written notice to Borrowers, the unpaid principal and accrued interest evidenced by the Loan Account shall bear interest at a rate per annum equal to three percent (3%) in excess of the applicable interest rate described in Section 2.1(b)(i) and (ii) above.

          (c)  Letters of Credit.  Borrowers may from
     time to time prior to the Termination Date request that the Bank issue standby Letters of Credit for the account of a Borrower, which shall be subject to such terms and conditions, and the execution and delivery by Borrower(s) of such customary agreements and other documents as Bank shall in its sole discretion specify. The aggregate amount of all outstanding Letters of Credit hereunder shall in no event at any time, however, exceed the sum of Two Million Dollars ($2,000,000). As compensation for the Letters of Credit by Bank, Borrowers undertake and agree to pay Bank at the time each Letter of Credit is issued a fee equal to either (i) one hundred basis points (1.00%) per annum on the maximum amount of the Letter of Credit if the Borrowers' Funded Senior
     Indebtedness to EBITDA Ratio is less than or equal to 2.50 to 1.0 as of the most recent fiscal quarter immediately preceding the commencement of the quarterly period in which the Letter of Credit is issued or (ii) one hundred twenty five basis points (1.25%) per annum on the maximum amount of the Letter of Credit if the Borrower's Funded
     Senior Indebtedness to EBITDA Ratio is greater than 2.50 to 1.0 as of the most recent fiscal quarter immediately preceding the commencement of the quarterly period in which the Letter of Credit is issued. The Letter of Credit fees described in this paragraph (c) shall be in addition to other standard and customary Letter of Credit charges imposed by the Bank. In addition to Borrowers' other obligations under this and other agreements, in the event amounts are drawn against such Letters of Credit, Borrowers shall immediately and without demand or notice (regardless of whether or not they are the account party) repay to Bank such amounts, plus all interest, fees and expenses of Bank in connection therewith, which amounts, interest, fees and expenses of Bank shall be Obligations of Borrower to Bank fully secured by this Agreement and evidenced by the Master
     Promissory Note.

          (d)  Non-Use Fee.  Borrowers agree to pay
     Bank a non-use fee on the average daily unborrowed portion of the maximum amount of Borrowers' revolving line of credit hereunder (less outstanding Letter of Credit Commitments) on and from the date hereof to and including the Termination Date at a rate of either (i) one-eighth of one percent (0.125%) per annum (using a day rate based upon a year of 360 days and charged for the actual number of days elapsed) if the Borrowers' Funded Senior Indebtedness to EBITDA
     Ratio is equal to or less than 3.0 to 1.0, or (ii) one-quarter of one percent (0.25%) per annum
     (using a day rate based upon a year of 360 days and charged for the actual number of days elapsed) if the Borrowers' Funded Senior Indebtedness to
     EBITDA Ratio is greater than 3.0 to 1.0. The non-use fee shall be payable on a monthly basis at the same time that interest payments are to be paid to the Bank by the Borrowers as set forth in paragraph (b)(i) of this Section 2.1.

          (e)  Prepayment of LIBOR Based Rate Advances.
     If any prepayment of any LIBOR Based Rate Advance occurs on any day other than the last day of the 30, 60, 90 or 180 day period for which the LIBOR
     Rate was fixed, the Borrowers shall pay to the Bank such additional amounts as are sufficient to indemnify the Bank against any loss, cost, or expense (including loss of margin) incurred by Bank as a result of such prepayment. A certificate as to the amount of any such loss, cost, or expense submitted by Bank to Borrowers shall be conclusive and binding for all purposes, absent manifest error.

          (f)  Payment at Termination Date.  Borrowers
     shall repay to the Bank on the Termination Date the entire outstanding balance of all principal, accrued interest, fees, expenses and all other amounts in the Borrowers' Loan Account; provided, however, that in the event the Termination Date occurs on or after January 31, 1999, the Bank shall, if so requested by the Borrowers, convert a portion of the balance of the Loan Account, in an amount equal to the lesser of (i) Four Million
     Dollars ($4,000,000) or (ii) the total aggregate cost of all Acquisitions occurring after the Closing Date, into a second term loan to the Borrowers with a repayment term of five years and other terms and conditions of repayment substantially similar to those for the Term Loan.

          2.2  Term Loan

          (a)  Amount.  The Bank hereby agrees to make
     a term loan to Borrowers in the principal amount of Two Million Five Hundred Thousand Dollars
     ($2,500,000).  The Bank's loan pursuant to this
     Section 2.2 shall be evidenced by the Term Note.

          (b)  Payment of Principal.  The Borrowers
     shall repay the aggregate amount of principal on the Term Note to the Bank in equal monthly principal payments of Forty One Thousand Six
     Hundred Sixty Seven Dollars ($41,667) commencing on the twenty-first day of February, 1997 and on the twenty-first day of each month thereafter (or the next succeeding Business Day if such day is not a Business Day) through the Maturity Date, plus a final payment of the entire outstanding principal balance on the Maturity Date.

          (c)  Interest.

          (i)  Payment of Interest.  The Borrowers
     shall pay to the Bank on a monthly basis commencing on the twenty-first day of February, 1997 and on the twenty-first day of each month thereafter (or the next succeeding Business Day if such day is not a Business Day) through the Maturity Date, interest upon the outstanding principal balance on the Term Loan outstanding from time to time based on an annual rate elected by the Borrowers from either the Prime Rate or the LIBOR Based Rate, as described in subparts (ii) and (iii) of this Section 2.2(c), with a final payment on the Maturity Date of all accrued interest due under the Term Note, together with any and all fees, expenses and other amounts due thereunder. Interest on the Term Note shall be calculated using a daily rate based upon a year of 360 days and charged for the actual number of days elapsed. The interest rate on the Term Note shall not exceed the highest rate permitted by law.

          (ii)  Prime Rate.  If the Borrowers elect the
     Prime Rate for an Interest Period, the outstanding principal balance of the Term Note for that Interest Period shall carry an interest rate per annum equal to the Prime Rate. The rate charged to Borrower under this subsection will increase or decrease on the day of and by an amount equal to, each increase or decrease in the Prime Rate during the Interest Period.

          (iii)  LIBOR Based Rate.  If the Borrowers
     elect a LIBOR Based Rate for an Interest Period, the outstanding balance of the Term Loan for that Interest Period shall carry an interest rate per annum equal to:

          (A) LIBOR plus one hundred fifty basis points
          (1.50%) of the Borrowers' Funded Senior
          Indebtedness to EBITDA Ratio is less than or equal to 1.50 to 1.0 for the most recent fiscal quarter immediately preceding the commencement of the Interest Period for which the elected rate is to apply;

          (B) LIBOR plus two hundred basis points
          (2.00%) of the Borrowers' Funded Senior
          Indebtedness to EBITDA Ratio is greater 1.50
          to 1.0 but less than or equal to 2.0 to 1.0 for the most recent fiscal quarter immediately preceding the commencement of the Interest Period for which the elected rate is to apply;

          (C) LIBOR plus two hundred fifty basis points
          (2.50%) of the Borrowers' Funded Senior
          Indebtedness to EBITDA Ratio is greater than
          2.0 to 1.0 but less than or equal to 2.50 to
          1.0 for the most recent fiscal quarter
          immediately preceding the commencement of the Interest Period for which the elected rate is to apply; or

          (D) LIBOR plus three hundred basis points
          (3.00%) of the Borrowers' Funded Senior
          Indebtedness to EBITDA Ratio is greater than
          2.5 to 1.0 but less than or equal to 3.5 to
          1.0 for the most recent fiscal quarter
          immediately preceding the commencement of the Interest Period for which the elected rate is to apply.

     If the Borrowers elect a LIBOR Based Rate of any Interest Period, the LIBOR Based Rate shall be fixed for a period of 30, 60, 90 or 180 days, based on LIBOR at the outset of such period. For purposes of determining the applicable LIBOR Based
     Rate, the Borrowers' Funded Senior Indebtedness to
     EBITDA Ratio shall be tested as of the most recent fiscal quarter immediately preceding the commencement of the applicable Interest Period.

          (iv)  Rate Following Maturity.  After
     maturity (whether by acceleration or otherwise), the unpaid principal balance of and accrued interest on the Term Note shall bear interest at a rate per annum equal to three percent (3%) in excess of the applicable rate set forth in subparagraph (c)(i) of this Section 2.2.
     Notwithstanding the remedies set forth in Section
     VII hereof, prior to maturity, upon the occurrence of any Event of Default hereunder and until such Event of Default is cured by the Borrowers, at the Bank's option and upon written notice to Borrowers, the unpaid principal balance of and accrued interest on the Term Note shall bear interest at a rate per annum equal to three percent (3%) in excess of the applicable rate set forth in paragraph (c)(i) of this Section 2.2.

          2.3  Payment of Fees and Expenses

          (a)  Documentation Fees and Expenses.
     Borrowers agree to pay upon demand (a) the Bank's legal fees and expenses incurred in connection with the preparation of this Agreement, the Notes and other documentation relating thereto, which fees the parties hereby agree shall not exceed the sum of Five Thousand Dollars ($5,000), (b) appraisal fees, fees and expenses incurred in connection with UCC searches and filings and related closing and collateral perfection costs, and (c) all other related out-of-pocket expenses incurred by the Bank in connection with the negotiation, documentation and closing of the transactions contemplated hereunder.

          (b)  Commitment Fee.  Borrowers agree to pay
     to the Bank on or before the Closing Date, and the Bank hereby acknowledges receipt of, a commitment fee of Ten Thousand Dollars ($10,000).

          2.4  Adjustment of Fees and Charges Due to
     Regulatory Changes. If (i) there shall be introduced or changed any treaty, statute, regulation, or other law, or there shall be any change in the interpretation or administration thereof, or there shall be made any request from any central bank or other lawful governmental authority, which introduction, change, or compliance shall (a) impose, modify, or deem applicable any reserve or special deposit requirements against assets held by or deposits in or loans by Bank or (b) subject Bank to any tax, duty, fee, deduction, or withholding or (c) change the basis of taxation of the overall net income
     (otherwise than by a change in taxation of the overall net income of Bank) or (d) impose, modify, or deem applicable any capital adequacy or similar requirement (including, without limitation, any request or requirement which affects the manner in which Bank allocates capital resources to its commitments generally or those under the Agreement) and (2) in Bank's sole opinion any such event (A) reduces the amount of any payment to be made to Bank under the Agreement or (B) reduces the rate of return on the capital of Bank that is reasonably allocable to Bank's commitments under the Agreement to a level below that which Bank would have achieved but for that event, then, upon Bank's demand, Borrowers shall pay Bank from time to time such additional amounts as will compensate Bank for and indemnify it against such increased costs or reduced payment or reduced rate of return. Each demand shall be accompanied by a certificate setting forth the amount to be paid and the computations used in determining the amount, which certificate shall be presumed to be correct as to the matters set forth therein in the absence of manifest error. In determining any such amount, Bank may use any reasonable averaging and attribution methods.
     Bank shall provide Borrowers with prompt notice of any change described herein and shall, before imposing any such charges on Borrowers, give
     Borrowers at least thirty (30) days' prior written notice of type, reason and estimated amount of the charge.

     III. SECURITY INTEREST IN COLLATERAL

          3.1  Grant of Security Interest in
     Collateral. In consideration of and as security for the full and complete payment, performance, and observance of all Obligations, Borrowers hereby collaterally assign, mortgage and pledge to the Bank, its successors and assigns, and hereby grant to the Bank, its successors and assigns, a first lien and security interest in the Collateral and any and all Proceeds and products of any of the Collateral. Borrowers shall execute and deliver such collateral assignments, security agreements, financing statements and other documents as may be necessary to create and perfect a lien and security interest in all assets of the Borrowers, which documents shall be in such customary form as shall be reasonably requested by Bank.

     IV.  REPRESENTATIONS AND WARRANTIES

          Borrowers represent and warrant to Bank
     (which representations and warranties shall survive the execution of the Agreement and all Advances) that:

          4.1  Organization and Qualification.
     Borrowers are duly organized and existing corporations and limited partnerships, as the case may be, under the laws of the state of Indiana and are duly qualified, licensed and in good standing in every state in which they are doing business and in which such qualification or licensing is required, except to the extent the absence of such qualification does not have a material adverse effect on any Borrower, its businesses or its properties.

          4.2  Due Execution and Delivery.  The
     execution, delivery, and performance hereof are within Borrowers' respective corporate and partnership powers, have been duly authorized, and are not in contravention of law or the law or the terms of the Borrowers' charters, articles of incorporation, certificates of limited partnership, bylaws, limited partnership agreements or regulations or of any indenture, agreement, or undertaking to which a Borrower is a party or by which it is bound.

          4.3  Borrower Representatives.  The
     undersigned representatives of the Borrowers are duly appointed officers of the Borrowers or officers of their general partners authorized to execute and deliver this Agreement on behalf of the Borrowers and bind the Borrowers by the terms of this Agreement.

          4.4  Borrowers' Title to Collateral.  Except
     for any Permitted Encumbrances or security interests granted to or in favor of Bank, Borrowers are, and as to Collateral to be acquired after the date hereof will be, the owner of the Collateral free from any claim, lien, encumbrance, or security interest of any type, and Borrowers agree that they will defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein.

          4.5  Borrowers' Location; Location of
     Collateral. The addresses of the offices where the Borrowers keep all of their records pertaining to the Collateral and operate their businesses and maintain their Equipment set forth in Schedule 4.5 together with all other information contained in said Schedule, including but not limited to the name or names under which the Borrowers operate their businesses and the locations of the Collateral, are true and correct.

          4.6  Disclosure.  Subject to any limitation
     stated herein or in connection herewith, all information furnished to Bank concerning Borrowers or the Collateral is, or will be, to the best of the Borrowers' knowledge, at the time such information is furnished, accurate and correct in all material respects and complete insofar as is necessary to give Bank true and accurate knowledge of the subject matter thereof.

          4.7  Collateral.  Borrowers are the lawful
     owners of and have full and unqualified right to collaterally assign, pledge and grant a security interest in all of the Collateral to Bank. Except to evidence Permitted Encumbrances, such
     Collateral is not subject to any adverse financing statement, encumbrance, lien, or security interest of any type except any granted to or in favor of Bank, or to the best of Borrowers' knowledge, any claim. Schedule 4.7 is an accurate list of all patents, trademarks, service marks, copyrights, and applications for any of the foregoing.

          4.8  Accounts Receivable.  Each Qualified
     Account Receivable included with the aggregate amount of Qualified Accounts Receivable set forth on each Borrowing Base Certificate now or hereafter furnished to Bank shall meet, as of the date stated thereon, all eligibility requirements specified in the Section 1.1 definition of Qualified Account Receivable.

          4.9  Litigation.  Except as set forth in
     Schedule 4.9, there is no pending or threatened action, suit or proceeding affecting the Borrowers before any court or other governmental authority or any arbitrator which may materially adversely affect the condition or operations, financial or otherwise, of any Borrower or the ability of any Borrower to perform its obligations under the Agreement.

          4.10  Compliance with Laws.  The Borrowers
     are in compliance in all material respects with all applicable laws, rules, regulations and orders, including Environmental Laws of all governmental authorities having jurisdiction over them, whether Federal, state, local or foreign, except to the extent that any non-compliance will not, in the aggregate, have a materially adverse effect on any Borrower or the ability of any Borrower to fulfill its obligations under this Agreement or the Note.

          4.11  Financial Statements.  The consolidated
     financial statements of Borrowers dated October
     31, 1996, copies of which have been delivered to Bank, fairly present the financial condition of the Borrowers as at the date thereof and the results of operations for the fiscal period ended on the date thereof, all in accordance with generally accepted accounting principles consistently applied, and, except as set forth in
     Schedule 4.11, since the date of such financial statements, there has been no material adverse change in condition or operations.

          4.12  Consideration and Solvency.  Borrowers
     have received consideration which is the reasonable equivalent value of the obligations and liabilities that the Borrowers have incurred to Bank. No Borrower is insolvent as defined in any applicable state or federal statute, nor will any Borrower be rendered insolvent by the execution and delivery of this Agreement or the Notes to Bank. No Borrower is engaged or about to engage in any business or transaction for which the assets retained by it shall be an unreasonably small capital, taking into consideration the obligations to Bank incurred hereunder. No
     Borrower intends to, nor does it believe that it will, incur debts beyond its ability to pay them as they mature.

          4.13  Compliance with all Material
     Obligations. No Borrower is in default in the performance, observance, or fulfillment of any of the obligations, convents, or conditions contained in any agreement or instrument to which it is a party, which default materially adversely affects the business, properties, assets, or financial condition of any Borrower.

          4.14  ERISA.  Schedule 4.14 as attached
     hereto sets forth all Plans. Borrowers do not sponsor or maintain any defined benefit pension plan subject to Title IV of ERISA, on any Multiemployer Plan. All Plans are in material compliance with the Code and ERISA as applicable, and Borrowers have complied with all reporting and disclosure requirements of the Code and ERISA for the Plans. No Prohibited Transaction has occurred and is continuing with respect to any Plan. No fine, penalty, tax, or assessment has been made against any of the Borrowers or an ERISA Affiliate by any governmental entity with respect to any Plan, and no audit or administrative investigation has occurred or is continuing with respect to any Plans.

          4.15  Taxes.  Borrowers have filed all
     required Federal, state, local and foreign tax returns, reports and other filings, have paid all Federal, state, local and foreign taxes, duties and similar charges due and owing, and no tax or similar liens have been filed, nor does a basis therefor exist.

          4.16  Leases.  Schedule 4.16 sets forth a
     true and accurate list and description of all leases of real property, fixtures or personal property to which any Borrower is a party. All such leases are in full force and effect, all amounts due thereunder have been paid and there exists no default, or event which upon notice of lapse of time (or both) would constitute a default thereunder.

          4.17  No Margin Stock. No part of any Advance
     will be used to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock. If requested by Bank, each Borrower will furnish to Bank statements in conformity with the requirements of Federal Reserve Form U-1.

          4.18  Governmental Authorization.  Borrowers
     have obtained any and all licenses, permits, franchises, governmental authorizations, patents, trademarks, copyrights or other rights necessary for the ownership of its properties and the advantageous conduct of their businesses, except to the extent the absence of the same would not have a material adverse effect on the Borrowers' businesses, properties or prospects. Borrowers possess adequate licenses, patents, patent applications, copyrights, trademarks, trademark applications, and trade names to continue to conduct their businesses as heretofore conducted by them, without any conflict with the rights of any other Person. All of the foregoing are in full force and effect and none of the foregoing are in known conflict with the rights of others.

          4.19  Affiliates.  The Borrowers have no
     Affiliates other than those identified in Schedule
     4.19.

     V.   COVENANTS

          The Borrowers undertake, covenant and agree that, from the date of this Agreement and until the Obligations of the Borrowers to the Bank hereunder are satisfied in full, they will comply with the following provisions:

          5.1  Accounting; Financial Statements; Other
     Information.   The Borrowers will maintain a
     standard system of accounting, established and administered in accordance with generally accepted accounting principles consistently followed throughout the periods involved, and will set aside on their books for each fiscal year the proper amounts for depreciation, obsolescence, amortization, bad debts, current and deferred taxes, and other purposes as shall be required by generally accepted accounting principles. The
     Borrowers will deliver or cause to be delivered to the Bank:

          (a)  Not later than ninety (90) days after
     the end of each fiscal year, audited financial statements of the Borrowers on a consolidated basis covering such fiscal year and containing an unqualified opinion by a certified public accountant acceptable to Bank;

          (b)  At the time the same are filed with the
     Securities and Exchange Commission (the "SEC"), all reports, notices and other filings made by or on behalf of any Borrower with the SEC, including, but not limited to annual 10K Corporate Reports and the quarterly 10Q Corporate Reports of Personnel Management, Inc.

          (c)  Within forty-five (45) days after the
     last day of each fiscal quarter, a balance sheet and income statement of the Borrowers on a consolidated basis, certified as complete and correct by the chief financial officer or other authorized officer(s) of the Borrowers.

          (d)  Within forty-five (45) days after the
     last day of each fiscal quarter a certificate by the chief financial officer or other authorized officer of each of the Borrowers stating whether or not there exists any Event of Default, or event which, with the passage of time or service of notice or both, will constitute an Event of Default, specifying the nature and period of existence thereof and what action, if any, the Borrowers are taking or propose to take with respect thereto;

          (e)  Within forty-five (45) days after the
     last day of each fiscal quarter a report designated "Financial Covenant Compliance Report" showing the Borrowers' compliance with each of the financial covenants set forth in Sections 5.27,
     5.28 and 5.29 and certified as complete and correct by the chief financial officer or other authorized officer(s) of each of the Borrowers.

          (f)  Within fifteen (15) days after the last
     day of each month, and at any other times required by Bank, a Borrowing Base Certificate, fully completed as to all figures and information called for therein and certified as complete and correct by an appropriate officer(s) of the Borrowers.

          (g)  With reasonable promptness, such other
     data and information respecting the Borrowers' financial condition or the Collateral, including but not limited to all federal, state and local income tax returns, as from time to time may be reasonably requested by the Bank.

          5.2  Adverse Changes or Events of Default.
     Borrowers shall promptly notify the Bank in writing of (a) any material adverse change in the condition, business, or prospects, financial or otherwise, of any of the Borrowers and (b) the occurrence of any event or the existence of any condition which would be, after notice or lapse of applicable grace periods, if any, an Event of Default. Borrowers shall promptly notify the Bank in writing no less frequently than monthly of the occurrence of any event which, if it had existed on the date of this Agreement, would have required qualification of the representations and warranties set forth in Section IV hereof.

          5.3  ERISA Matters.  Borrowers shall provide
     notice to the Bank promptly, and in any event within ten (10) days of becoming aware of (i) any Prohibited Transaction with respect to any Plan, or (ii) any fine, penalty, tax, or assessment against any Borrower or an ERISA Affiliate with respect to any Plan. Notice to the Bank shall include all material details regarding the Prohibited Transaction or fine, penalty, tax, or assessment.

          5.4  Principal Banking Relationship.
     Borrowers shall maintain their principal banking relationships, including but not limited to their primary Deposit Accounts, with the Bank.

          5.5  Revolving Line of Credit.  Borrowers
     shall not permit their aggregate Obligations to Bank pursuant to Section 2.1 hereof at any time to exceed the lesser of (1) the Borrowing Base as shown on the most recent Borrowing Base
     Certificate or (2) the Borrowers' currently approved revolving line of credit.

          5.6  Use of Proceeds.  Borrowers shall use
     the proceeds of the Term Loan and any and all Advances solely to (a) refinance existing
     Indebtedness, (b) for working capital purposes and
     (c) to fund Acquisitions as permitted by Section
     5.24 of this Agreement.

          5.7  Redemption of Capital Stock.  In no
     event shall any of the Borrowers at any time any amounts are outstanding hereunder, without the prior written consent of the Bank or except pursuant to a transaction contemplated by the Borrowers' 1993 and 1994 Employee Stock Option
     Plans, purchase, acquire, redeem or retire any of the capital stock of a Borrower.

          5.8  Taxes and Assessments.  Borrowers shall
     promptly pay and discharge when due, all taxes, assessments, and governmental charges of every kind and nature that have been lawfully levied, assessed, or imposed upon Borrowers, their properties including the use thereof, or any of the Obligations, which, if unpaid, would become liens against its assets including, without limitation, all sums due and owing any taxing authority for income and other taxes withheld from the wages and salaries of its employees, except to the extent any Borrower is reasonably contesting in good faith any such tax, assessment, or charge with an adequate reserve provided therefor.

          5.9  Inspection.  Borrowers shall at all
     reasonable times, upon notice, allow Bank by or through any of their officers, agents, employees, attorneys, or accountants to (1) examine, inspect, and make extracts from the Borrowers' books and other records, including, without limitation, the tax returns of Borrowers, (2) arrange for verification of Borrowers' Accounts Receivable, under reasonable procedures, directly with Account
     Debtors or by other methods, and (3) examine and inspect Borrowers' Equipment wherever located.
     Except to the extent resulting in a delay or interference in the exercise of the Bank's rights hereunder, Borrowers may at their own cost accompany Bank in any examination or inspection of Borrowers' facilities.

          5.10  Additional Information.  Borrowers
     shall promptly furnish to Bank upon request (1) additional statements and information with respect to the Collateral, and all writings and information relating to or evidencing any of Borrowers' Accounts Receivable (including, without limitation, computer printouts or typewritten reports listing the mailing addresses of all present Account Debtors), and (2) any other writings and information as Bank may request.

          5.11  Perfection of Security Interests.  The
     Borrowers hereby authorize Bank, and appoint Bank as their attorney-in-fact, to sign on behalf of Borrowers and file in such office or offices as Bank deems necessary or desirable such financing and continuation statements and amendments thereof or supplements thereto, and such other deeds, assurances, mortgages, instruments and documents as Bank may from time to time require to perfect, preserve and protect the security interests granted herein including but not limited to any assignments, lien notations or other instruments, agreements or documents to perfect, preserve and protect the security interest of the Bank in Collateral. Borrowers shall, upon demand, furnish to Bank such further information and shall execute and deliver to Bank such financing statements, mortgages and other documents and shall pay any and all filing fees and costs with respect thereto and shall do all such acts as Bank may at any time or from time to time reasonably request to establish and maintain perfected security interests in the Collateral.

          5.12  Related Expenses.  Borrowers hereby
     authorize Bank or Bank's designated agent (but without obligation by Bank to do so) to incur
     Related Expenses, and Borrowers shall promptly repay, reimburse, and indemnify Bank for any and all Related Expenses. Bank may, at its option, upon notice, debit Related Expenses directly to the Loan Account if such Related Expenses remain unpaid for a period of thirty (30) days or more.

          5.13  United States or Department or Agency
     as Account Debtor. Borrower shall, if any of Borrowers' Accounts Receivable arise out of contracts with or orders from the United States or any of its departments, agencies, or instrumentalities, immediately notify Bank in writing of same and shall execute any writing or take any action required by Bank with reference to the Federal Assignment of Claims Act.

          5.14  Other Indebtedness.  Borrowers shall
     not, without the prior written consent of Bank, borrow any money or, directly or indirectly, create, incur, assume, guarantee, or otherwise become or remain liable with respect to any Indebtedness for borrowed money or advances other than (1) Borrowers' Obligations, (2) trade accounts payable in the ordinary course of business, (3) Indebtedness for the purchase price of real or personal property, which is secured only by a mortgage or lien on the property purchased provided that such Indebtedness does not exceed Two Hundred Fifty Thousand Dollars
     ($250,000) in the aggregate, (4) other
     Indebtedness which does not exceed at any time
     Fifty Thousand Dollars ($50,000) in the aggregate and (5) Subordinated Debt related to an Acquisition permitted by Section 5.24 of this Agreement.

          5.15  Loans and Investments.  Borrowers shall
     not, without the prior written consent of Bank, loan any money to or guarantee or assume any obligation of any other Person, or purchase any evidence of indebtedness or securities (including stock) other than direct obligations of the United
     States of America or any agency thereof, banker's acceptances, and certificates of deposit issued by any commercial bank in the United States of America. Further, Borrowers shall not make loans or advances except as expressly permitted herein, except that Borrowers may endorse checks, drafts, and similar instruments for deposit or collection in the ordinary course of business.

          5.16  Loans and Advances to Officers and
     Employees. Without the prior written consent of the Bank, Borrowers shall make no loans or advances to their officers or other employees other than (i) those for reasonable and necessary work-related travel, (ii) those made to temporary employees in accordance with current established business practices, (iii) those made for other ordinary and necessary business expenses incurred by their officers and employees in connection with their work for the Borrowers, (iv) currently outstanding loans by Personnel Management, Inc. to Don R. Taylor (including current and future capitalized interest thereon) in the amount of approximately $508,148 and (v) earnout payments to current officers or other employees of the Borrowers related to a prior Acquisition to which one of the Borrowers were a party.

          5.17  Transactions with Affiliates.   Except
     as provided in this Section 5.17, no Borrower shall, without the prior written consent of the Bank, engage in any transaction with any Affiliate other than another Borrower, unless:

          (i)  such transaction is at arms length and
     on terms that are at least as favorable to the Borrower as those prevailing at the time for comparable transactions with nonaffiliated
     Persons,

          (ii)  such transaction does not require
     Borrower to make payments, advances or loans to any Affiliate in an amount exceeding $50,000, and

          (iii)  Borrower will receive no less than
     fair market value for any assets or services transferred or provided.

     The foregoing limitations on Affiliate
     transactions shall not, however, apply to any agreement between a Borrower and JBD Real Estate, Inc. ("JBD") in connection with a Borrower's lease of commercial real estate from JBD, provided that such lease contains commercially reasonable terms and lease payments reflect the current market value for the commercial property being leased.

          5.18  Sale/Leaseback Transactions.  Borrowers
     shall not, without the prior written consent of Bank, enter into any sale and leaseback transaction or arrangement with any other Person with respect to any of the assets of the Borrowers
     (however, this shall not limit performance under any lease contract existing on the date hereof and disclosed in writing by Borrower to Bank).

          5.19  Maintenance, Use and Insurance of
     Equipment

          (a)  Maintenance and Use of Equipment.
     Borrowers shall keep their Equipment (other than vehicles) in good working order and repair, shall not waste or destroy its Equipment (other than vehicles), and shall not without the prior written consent of Bank sell, lease, transfer, assign, encumber, retire or otherwise dispose of its, Equipment (other than vehicles) or other property
     (including without limitation other Collateral) other than in the ordinary course of business;
     provided, however, that a sale or lease in the ordinary course of business does not include a transfer in partial or total satisfaction of a debt, except for transfers in satisfaction of partial or total purchase money prepayments by a buyer in the ordinary course of the Borrowers' businesses.

          (b)  Insurance.  Borrowers shall obtain, and
     at all times maintain, insurance upon all of their assets, including without limitation the
     Collateral, insuring the full replacement value of such assets, in such form, written by such companies, for such period, and against such risks as may be reasonably acceptable to Bank, with provisions satisfactory to Bank for payment of all losses thereunder to the Bank and the Borrowers as their interests may appear (loss payable endorsement in favor of Bank), and, if required by Bank, Borrowers will deposit the policies with Bank. Any such policies of insurance shall provide for no less than ten (10) days prior written cancellation notice to Bank. Any sums received by Bank in payment of insurance losses, returns, or unearned premiums under the policies may, following an Event of Default and at the option of Bank, be applied upon any Obligation whether or not the same is then due and payable, or may be delivered to Borrower for the purpose of replacing, repairing, or restoring its Equipment.
     Effective upon an Event of Default, (i) Borrower hereby assigns to Bank any return or unearned premium which may be due upon cancellation of any such policies for any reason and directs the insurers to pay Bank any amount so due, and (ii)
     Bank or Bank's designated agent, is hereby constituted and appointed Borrower's attorney-in-fact to (either in the name of a Borrower(s) or in the name of the Bank), make adjustments of all insurance losses, sign all applications, receipts, releases, and other papers necessary for the collection of any such loss, and any return or unearned premium, execute proof of loss, make settlements, and endorse and collect all Instruments payable to a Borrower(s) or issued in connection therewith. Notwithstanding any action by Bank hereunder, any and all risk of loss or damage to Borrowers' Equipment to the extent of any and all deficiencies in the effective insurance coverage thereof is hereby expressly assumed by the Borrowers. Borrowers shall provide to Bank such written evidence of the Borrowers' compliance with the requirements of this paragraph as the Bank may reasonably request.

          5.20  Existence; Business; and Management.
     Borrowers shall (a) maintain their corporate and partnership existence, (b) engage primarily in business of the same general character as that now conducted, and (c) refrain from entering into any lines of business substantially different from the business or activities in which the Borrowers are presently engaged.

          5.21  Mortgages, Security Interests and
     Liens. Borrowers shall not, so long as any Borrower has any Obligations to Bank, without the prior written consent of Bank, mortgage, pledge, grant a security interest in or otherwise voluntarily place or permit to be placed any lien, encumbrance or claim of any type upon any real estate or property of the Borrowers, including without limitation the Collateral except in connection with Permitted Encumbrances or as permitted by Section 5.13.

          5.22  Landlord Agreements.  The Bank may
     require a Borrower to use its best efforts to provide to the Bank within sixty (60) days of a request therefor, estoppel agreements in form and substance satisfactory to the Bank, by and between the respective Borrowers and each Person who is a party to a lease of real property to which a Borrower is a party.

          5.23  Fixtures.  Borrowers will not, through
     any purposeful act, permit any item of Equipment to become a fixture to real estate or accession to other property and the Equipment is now and at all times will remain and be personal property. If any of the Collateral is or may become a fixture, Borrower will obtain from all Persons with an interest in the relevant real estate such waivers or subordinations as Bank may reasonably require.

          5.24  Acquisitions and Joint Ventures.  So
     long as any amounts are outstanding hereunder, no Borrower shall, without the prior written consent of the Bank, engage in or become a party to any transaction or agreement involving an Acquisition.
     Notwithstanding the foregoing, however, the
     Borrowers may engage in or become a party to a transaction or agreement involving an Acquisition without the prior written consent of the Bank provided that (a) no Event of Default has occurred and is continuing hereunder, (b) the proposed
     Acquisition will not cause an Event of Default hereunder, and either (c)(i) the proposed
     Acquisition is structured as a purchase of the assets of the Company being acquired in the Acquisition (the "Target"), (ii) no liabilities of the Target (either direct or contingent) are being assumed by a Borrower in connection with the Acquisition and (iii) the consideration paid by the Borrower for the assets of the Target consists solely of the shares of common stock or other equity securities issued by a Borrower, or (d)(i) the Target has a Target-EBITDA for the applicable twelve (12) month period preceding the closing date of the Acquisition of not less than six and one-half percent (6.5%) of the Target's sales for the same twelve (12) month period and (ii) the purchase price paid by the Borrower for the Target in the Acquisition does not exceed six (6) times
     Target-EBITDA.  For purposes of this Section 5.24
     "Target-EBITDA" shall mean after-tax net income of the Target for designated twelve (12) month period, plus interest charges, income taxes of the Target and depreciation and amortization expense of the Target for such period to the extent deducted in determining such net income, plus salaries for officers of the Target that are not projected to be paid to such officers following the Acquisition, all as determined in accordance with generally accepted accounting principles.
     Prior to the consummation of any such Acquisition the Borrower shall provide written notice to the Bank describing the transaction and/or agreement, which notice shall include pro forma financial information concerning the Acquisition demonstrating continued compliance by the
     Borrowers with the financial covenants contained herein and such other information which the Bank may reasonably request.

          5.25  Borrowers' Location and Location of
     Collateral. Borrowers shall promptly provide Bank with prior written notification of:

          (a)  any change in any location where
     Collateral or other property of a Borrower is maintained, and any new locations where
     Collateral, or other property of a Borrower is to be maintained,

          (b) any change in the location of the office where the Borrowers' records pertaining to the Collateral, including but not limited to its Accounts and Contract Rights, are kept,

          (c)  the location of any new places of
     business and the changing, creating or closing of any of its existing places of business,

          (d)  any change in any Borrowers' name, and

          (e)  any change in any Borrowers' Location.

          5.26  Compliance with Laws.  Borrowers shall
     not use any Collateral in violation of any applicable statute, ordinance, or regulation, and shall in the conduct of their businesses comply in all material respects with all applicable laws, rules, regulations and orders of all governmental authorities, whether federal, state, local, or foreign, including but not limited to Environmental Laws and health and safety laws, regulations, ordinances and rules, except to the extent that any non-compliance will not, in the aggregate, have a materially adverse effect on any Borrower or the ability of any Borrower to fulfill its obligations under this Agreement or the Note.

          5.27  Cash Flow Coverage Ratio.  Borrowers
     shall maintain a minimum Cash Flow Coverage Ratio of 1.25 to 1.0 at all times hereafter. The Cash
     Flow Coverage Ratio shall be calculated on a quarterly basis corresponding to the fiscal quarters of the Borrowers, using a twelve (12) month rolling cash flow.

          5.28  Minimum Tangible Net Worth.  Borrowers
     shall maintain a minimum Tangible Net Worth, tested on a quarterly basis corresponding to the fiscal quarters of the Borrowers, of not less than
     (a) One Million Dollars ($1,000,000) or (b) in the event that any Borrower is party to an Acquisition occurring after the Closing Date, an amount equal to the sum of (i) One Dollar ($1) plus (ii) fifty percent (50%) of Net Income for the Borrowers' fiscal year-ending October 31, 1997 plus (iii) fifty percent (50%) of the aggregate Net Income for each of complete fiscal quarter of the Borrower occurring after its fiscal year-ending
     October 31, 1997.

          5.29  Maximum Funded Senior Indebtedness to
     EBITDA Ratio.  Borrowers' Maximum Funded Senior
     Indebtedness to EBITDA Ratio, tested as of the end of each of the Borrowers' fiscal quarters (for the immediately preceding twelve (12) month period) occurring during the period commencing after the Closing Date and prior to October 31, 1997 shall not be greater than 2.50 to 1.0; provided, however, that in the event that any Borrower is a party to an Acquisition during such period and the Acquisition occurs during an applicable twelve
     (12) month period the Borrowers' Maximum Funded
     Senior Indebtedness to EBITDA tested at the end of such fiscal quarter shall not be greater than 3.50 to 1.0. Regardless of whether an Acquisition has or has not occurred, the Borrower's Maximum Funded
     Senior Indebtedness to EBITDA Ratio tested as of the end of each of the Borrowers' fiscal quarters occurring on or after October 31, 1997 and prior to April 30, 1998 shall not be greater than 3.50 to 1.0 for the respective immediately preceding twelve (12) month periods. The Borrower's Maximum
     Funded Senior Indebtedness to EBITDA Ratio as of the end of each of the Borrowers' fiscal quarters occurring on or after April 30, 1998 and prior to October 31, 1998 may not be greater than 3.25 to
     1.0 for the respective immediately preceding twelve (12) month periods. The Borrower's Maximum
     Funded Senior Indebtedness to EBITDA Ratio as of the end of each of the Borrowers' fiscal quarters occurring on or after October 31, 1998 and thereafter may not be greater than 2.75 to 1.0 for the respective immediately preceding twelve (12) month periods.

     VI.  EVENTS OF DEFAULT

          6.1  Events of Default.  The occurrence of
     any one or more of the following shall constitute an Event of Default under this agreement:

          (a) Failure of the Borrowers to promptly pay within fifteen (15) days of when due, whether upon demand, at maturity, by acceleration, or otherwise, any principal or interest on any of the Obligations, whether under this Agreement or otherwise, or to promptly pay or perform when due any other monetary Obligation, whether under this Agreement or otherwise;

          (b)  Failure of the Borrowers to observe or
     perform any covenant, condition or agreement contained in this Agreement or any other agreement of a Borrower in favor of Bank, or any other
     Obligation, and the failure to observe or perform such covenant, condition or agreement remains unremedied for a period of thirty (30) days.

          (c) Failure of the Borrowers, subject to the expiration of any applicable grace period, to promptly pay, perform, or observe when due, whether upon demand, at maturity, by acceleration, or otherwise, (or any event which either results in or would result in (but for waiver by the holder(s) or trustee(s) thereof) the acceleration of the maturity of), any or all of the indebtedness, obligations, liabilities, contracts, indentures, and agreements (including, without limitation, any and all warranties, covenants, guaranties, provisions, terms, and conditions set forth or contained therein) of whatever kind and however evidenced, owed, incurred, or executed by a Borrower to, in favor of, or with any and all other Persons, and including any partial or total extension, renewal, amendment, restatement, and substitution thereof or therefor, if a default or acceleration thereunder would have a material adverse affect on a Borrower or the Bank's exposure under the credit facilities provided to the Borrowers hereunder;

          (d)  Any warranty, representation, or
     statement made or furnished to Bank in connection with the Agreement or any other writing evidencing or given as security for any of the Obligations by or on behalf of a Borrower proves to have been false in any material respect when made, furnished, or reaffirmed;

          (e)  Bank shall deem itself insecure in good
     faith believing that the prospect of payment, performance, or observance of any of the Obligations herein secured is impaired;

          (f)  To the extent not fully insured, the
     loss, damage, theft, destruction, levy, seizure, or attachment to, of, or upon any of the Collateral in excess of $250,000, including any attempt to accomplish the foregoing;

          (g)  A final judgment is entered against the
     Borrower enjoining the conduct of any material part of any Borrower's business or requiring the payment of money in excess of $250,000, which judgment remains undischarged for ninety (90) days during which execution is not effectively stayed;

          (h)  If any of the following events occur:
     (a) any Plan incurs any "accumulated funding deficiency" (as such term is defined in ERISA), unless expressly waived by Bank, (b) a Borrower or any ERISA Affiliate engages in any Prohibited
     Transaction, (c) any Plan is terminated, (d) a trustee is appointed by an appropriate United
     States district court to administer any Plan, or
     (e) the PBGC institutes proceedings to terminate any Plan or to appoint a trustee to administer any Plan; or

          (i)  Financial Impairment of any Borrower.

          6.2  Rights of Acceleration and Termination.
     If there shall occur any Event of Default set forth in (a) through (h) above, Bank, by written notice to the Borrowers, may (1) declare the unpaid principal of and accrued interest on all Obligations to be immediately due and payable and
     (2) immediately terminate Bank's commitment to make further Advances under the Agreement, whereupon Obligations shall become and be forthwith due and payable, and such commitment shall be terminated, without any further notice, presentment, or demand of any kind, all of which are hereby expressly waived by the Borrowers. If there shall occur any Event of Default set forth in (i) above, all Obligations shall automatically become and be immediately due and payable, and Bank's commitment to make further Advances shall automatically be terminated, without notice, presentment, or demand of any kind, all of which are hereby expressly waived by the Borrowers. The termination of this Agreement will not affect any rights of the parties or any obligation of the parties to the other, arising prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights created or obligations incurred prior to such termination have been fully disposed of, concluded or liquidated. The security interest granted to the Bank in the Collateral pursuant to this Agreement will continue in full force and effect, notwithstanding the termination of this Agreement, until all of the obligations of the Borrowers to the Bank have been paid in full.

     VII. RIGHTS AND REMEDIES OF BANK

          7.1  Remedies: Generally.  Upon the
     occurrence of any such Event of Default and during the continuation thereof, Bank shall have the rights and remedies of a secured party under the applicable Uniform Commercial Code in addition to the rights and remedies of a secured party provided elsewhere within the Agreement or in any other writing executed by a Borrower, or otherwise provided at law or in equity. Bank will give the Borrowers reasonable notice of the time and place of any public sale of the Collateral or of the time after which any private sale or other intended disposition thereof is to be made. The requirement of reasonable notice shall be met if such notice is mailed (deposited for delivery, postage prepaid, by U.S. mail) to the Borrowers' addresses in Section 9.4 (as modified by any change therein which a Borrower has supplied in writing to Bank), at least ten (10) days before the time of the public sale or the time after which any private sale or other intended disposition thereof is to be made. At any such public or private sale, Bank may purchase the Collateral. After deduction for Bank's Related
     Expenses, the residue of any such sale or other disposition shall be applied in satisfaction of the Obligations in such order of preference as Bank may determine. Any excess, to the extent permitted by law, shall be paid to Borrowers, and Borrowers shall remain liable for any deficiency.

          7.2  Remedies: Collection of Accounts
     Receivable, Instruments, Chattel Paper and
     Documents

          (a)  Accounts Receivable.  Borrowers hereby
     constitute and appoint Bank, or Bank's designated agent, as the Borrowers' attorney-in-fact to exercise, at any time following the occurrence of an Event of Default and during the continuation thereof, all or any of the following powers which, being coupled with an interest, shall be irrevocable until the complete and full payment, performance, and observance of all Obligations:

          (i)  to receive, retain, acquire, take,
     endorse, assign, deliver, accept, and deposit, in the Bank's name or any Borrower's name, any and all of any Borrower's cash, Instruments, Chattel
     Paper, Documents, Proceeds of Accounts Receivable, collection of Accounts Receivable, and any other writings relating to any of the Collateral;

          (ii)  to transmit to Account Debtors, on any
     or all of any Borrower's Accounts Receivable, notice of assignment to Bank thereof and Bank's security interest therein and to request from such Persons at any time, in the Bank's name or in a Borrower's name, information concerning the
     Accounts Receivable and the amounts owing thereon;

          (iii)  to notify and require Account Debtors
     on any Borrower's Accounts Receivable to make payment of their indebtedness directly to Bank;

          (iv)  to take or bring, in Bank's name or a
     Borrower's name, all steps, actions, suits, or proceedings deemed by Bank necessary or desirable to effect the receipt, enforcement, and collection of the Collateral; and

          (v)  to accept all collections in any form
     relating to the Collateral, including remittances which may reflect deductions, and to deposit the same, into an account in the name of any of the Borrowers at the Bank or, at the option of Bank, to apply them as a payment against the Loan
     Account.

          (b)  Instruments, Chattel Paper and
     Documents. Following the occurrence of an Event of Default and during the continuation thereof, Borrowers shall, immediately upon being directed to do so by the Bank, daily deliver, or cause to be delivered to the Bank all of the Borrowers'
     Instruments, Chattel Paper, and Documents, appropriately endorsed to Bank's order, without limitation or qualification. Borrowers hereby constitute and appoint Bank, or Bank's designated agent, Borrowers' attorney-in-fact with authority and power to endorse any and all Instruments, Documents and Chattel Paper upon any Borrower's failure to do so, effective following the occurrence of an Event of Default and during the continuation thereof. Such authority and power being coupled with an interest, shall be (i) irrevocable until all obligations are paid, performed, and observed in full, (ii) exercisable by Bank at any time and without any request upon any Borrower by Bank to so endorse, and (iii) exercisable in Bank's name or any Borrower's name.
     Borrowers hereby waive presentment, demand, notice of dishonor, protest, notice of protest, and any and all other similar notices with respect thereto, regardless of the form of any endorsement thereof. Bank shall not be bound or obligated to take any action to preserve any rights therein against prior parties thereto.

          7.3  Set-Off.  Bank has the right upon an
     Event of Default, upon notice to any Borrower and in addition to all other rights and remedies available to it, to set off at any time all or any part of the unpaid balance of the Loan Account and any other Obligations against any indebtedness or obligations owing to any Borrower by Bank including, without limitation, all Cash Security.

          7.4  Appraisals Following Default.  In
     addition, upon the occurrence of any such Event of Default and at any time thereafter, Bank shall have the right to obtain appraisals of all or any of the Borrowers or the Collateral, the cost of which shall be paid by the Borrowers.

          7.5  No Remedy Exclusive.  No remedy set
     forth herein is exclusive of any other available remedy or remedies, but each is cumulative and in addition to every other remedy available under this Agreement, or as may be now or hereafter existing at law, in equity or by statute.
     Borrowers hereby waive any requirement of marshalling assets which secure the Borrowers'
     Obligations to Bank.

     VIII.     CONDITIONS PRECEDENT

          8.1  Conditions to Advances.  The obligation
     of Bank to make any Advance to Borrowers now or after the date of the Agreement shall be subject to the conditions precedent that on or before the date of such Advance:

          (a)  Borrowers shall have executed and
     delivered to Bank the Master Promissory Note;

          (b)  Borrowers shall have paid all fees,
     costs, expenses, and taxes then payable by Borrowers pursuant to Section II of the Agreement;

          (c)  The representations and warranties
     contained in Section IV of the Agreement and in each document, instrument, agreement, and certificate delivered to Bank by Borrowers pursuant to the Agreement shall be true and correct on and as of such date as if made on and as of such date, with only such exceptions as are not material (as established to Bank's satisfaction) to the Borrowers, their businesses or properties, or to the Bank's exposure with respect to the Obligations; no Event of Default or event or condition that, with the serving of notice or the lapse of time or both, would constitute an Event of Default shall have occurred and be continuing or would result from the making of such Advance; and Bank shall have received, if requested by Bank, a certificate of a duly authorized officer of the Borrowers, dated as of the date of such Advance, confirming the conditions set forth in this subsection (in the absence of Bank's request for such a certificate, Borrowers' borrowing of the Advance shall itself constitute a representation to Bank confirming the conditions set forth in this subsection);

          (d)  The making of such Advance shall not
     contravene any law, rule or regulation applicable to Bank or to the Borrowers;

          (e)  Not later than 2:00 p.m., Indianapolis
     time, on such date, Bank shall have received, in writing, by facsimile or actual delivery, a request by a Borrower to Bank for an Advance in the requested amount and shall have received from the Borrowers a Borrowing Base Certificate for the most recently ended fiscal quarter of the Borrowers;

          (f)  Bank shall have received such other
     approvals, opinions, appraisals, or documents as it may reasonably request.

          8.2  Conditions to Closing.  In addition to
     the conditions set forth in Section 8.1 above concerning Advances, the following are conditions precedent to the Bank's obligations to the Borrowers under this Agreement:

          (a)  Borrowers shall have delivered to Bank
     an opinion of counsel dated as of the date of this Agreement substantially in the form attached hereto as Exhibit D;

          (b)  Bank shall have received a Borrowing
     Base Certificate from the Borrowers reflecting the most recently available financial information available to the Borrowers;

          (c)  Bank shall have received Closing
     Certificates from each of the Borrowers, all dated the Closing Date, certifying the incumbency of the respective officers and directors of the Borrowers, the adoption of appropriate resolutions and such other matters as Bank may reasonably require, in form and substance satisfactory to Bank;

          (d)  Bank shall have received from the
     Borrowers evidence in such form as Bank may reasonably require that the Borrowers have insurance policies in place as required by Section
     5.18(b) of this Agreement;

          (e)  Such other instruments, documents and
     opinions as Bank shall reasonably require to evidence and secure the Obligations and to comply with the provisions hereof and the requirements of regulatory authorities to which Bank is subject, all of which, shall be satisfactory in form, content and substance to Bank; and

          (f)  Bank shall have received such other
     approvals, opinions, appraisals, or documents as it may reasonably request.

     IX.  GENERAL

          9.1  Joint and Several Liability; Agent

          (a)  The obligations and liabilities of the
     Borrowers under this Agreement and the Notes shall be joint and several in all respects whatsoever.
     Whenever the term "Borrowers" is used in this Agreement or the Notes, it shall mean each individual Borrower and all Borrowers jointly and severally.

          (b)  Bank may deal with each Borrower as if
     it were the sole obligor, without impairing in any way, the liability of the other Borrowers.
     Without limiting the generality of that right, Bank may in particular release or fail to perfect its interest in any Collateral of any Borrower, waive Events of Default by any Borrower, or extend or compromise the liability of any Borrower, without the consent of any other Borrower.

          (c)  Borrowers represent that they have
     carefully considered the alternatives to and the legal consequences of incurring joint and several liability for the Obligations and have determined that by such arrangement they are able to obtain financing on terms more favorable than otherwise and that under a joint and several loan facility, they will each realize substantial interest savings over alternative financing arrangements.

          (d)  Personnel Management, Inc., PMI
     Administration, Inc., PMI LP I, and PMI LP II each hereby irrevocably appoint Personnel Management,
     Inc. as its agent to deal with Bank on its behalf in all respects in connection with the Agreement and the transactions contemplated herein, including requests for Advances and review and approval of statements of account. Each Borrower agrees to be bound by all actions of Personnel
     Management, Inc. in all such respects.

          9.2  Illegality and Invalidity.  If any
     provision, term, or portion, of the Agreement, (including, without limitation, (1) any indebtedness, obligation, liability, contract, agreement, indenture, warranty, covenant, guaranty, representation, or condition of the Agreement made, assumed, or entered into, (2) any act or action taken under the Agreement, or (3) any application of the Agreement) is for any reason held to be illegal or invalid, such illegality or invalidity shall not affect any other such provision, term, or portion of the Agreement, each of which shall be construed and enforced as if such illegal or invalid provision, term, or portion were not contained in the Agreement. Any illegality or invalidity of any application of the Agreement shall not affect any legal and valid application of the Agreement, and each provision, term, and portion of the Agreement shall be deemed to be effective, operative, made, entered into, or taken in the manner and to the full extent permitted by law.

          9.3  Absence of Waiver.  Bank shall not be
     deemed to have waived any of Bank's rights under
     the Agreement or under any other agreement,
     instrument, or document executed by Borrowers,
     unless such waiver be in writing and signed by
     Bank.  No delay or omission on part of Bank in
     exercising any right shall operate as a waiver of
     such right or any other right.   A waiver on any
     one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. All Bank's rights and remedies, whether evidenced by the Agreement or by any other agreement, instrument, or document shall be cumulative and may be exercised singularly or concurrently. Any determination by Bank as to the nonmateriality of an exception or event for any purpose under this Agreement in any instance shall be treated in the same manner as a waiver under this Section 9.2 and accordingly shall not constitute a determination as to nonmateriality for any other purpose or in any other instance.
     If at any time or times, by assignment or otherwise, Bank transfers any of the Obligations or any part of the Collateral to another person, such transfer shall carry with it Bank's powers and rights under this Agreement with respect to the Obligation or Collateral so transferred and the transferee shall have said powers and rights, whether or not they are specifically referred to in the transfer. To the extent that Bank retains any other of the Obligations or any part of the Collateral, Bank will continue to have the rights and powers with respect to the Obligations and the Collateral as set forth in the Agreement.

          9.4 Notices. All written notices, requests, or other communications herein provided for must be addressed:
     To Borrowers as follows:

               Personnel Management, Inc.
               PMI Administration, Inc.
               PMI I LP
               PMI II LP
               1499 Windhorst Way, Suite 100
               Greenwood, Indiana 46143
               Attn:  Robert Millard, Vice President

     To the Bank as follows:

               KeyBank National Association
               10 West Market Street
               Indianapolis, Indiana  46204
               Attn:  Joseph H. Rohs, Vice President

     or at such other address as either party may designated to the other in writing in accordance with this Section 9.4. Such communication will be effective (i) if given by mail, 72 hours after such communication is deposited in the U.S. mail certified mail return receipt requested, or (ii) if given by other means, when delivered at the address specified in this Section 9.4.

          9.5  Governing Law.  This Agreement and the
     Notes will be governed by the domestic laws of the State of Indiana. Borrowers agree that the state and federal courts in Marion County, Indiana, or any other court in which Bank initiates proceedings have exclusive jurisdiction over all matters arising out of this Agreement, and that service of process in any such proceeding will be effective if mailed to Borrowers at the address described in Section 9.4 of this Agreement.

          9.6  Termination.  Borrowers may terminate
     the Agreement by giving Bank not less than thirty
     (30) days prior written notice of termination and by paying, performing, and observing in full all Obligations, on or before such termination date.
     Notwithstanding the termination of the revolving line of credit hereunder, the Agreement and the security interest in the Collateral shall continue in full force and effect after such termination until all Obligations of all Borrowers to the Bank have been paid, performed, and observed in full.

          9.7  Construction of Certain Provisions.  In
     the Agreement unless the context otherwise requires, words in the singular number include the plural, and in the plural number include the singular.

          9.8  Indemnification.  If after receipt of
     any payment of all or part of the Obligations, Bank is for any reason compelled to surrender such payment to any person or entity, because such payment is determined to be void or voidable as a preference, impermissible setoff, or diversion of trust funds, or for any other reason, this Agreement will continue in full force and effect and each Borrower will be liable to, and will indemnify, save and hold Bank, its officers, directors, attorneys, and employees harmless of and from the amount of such payment surrendered.
     The provisions of this Section 9.8 will be and remain effective notwithstanding any contrary action which may have been taken by Bank in reliance on such payment, and any such contrary action so taken will be without prejudice to Bank's rights under this Agreement and will be deemed to have been conditioned upon such payment becoming final, indefeasible and irrevocable. In addition, Borrowers will indemnify, defend, save and hold Bank, its officers, directors, attorneys, and employees harmless, of, from and against all claims, demands, liabilities, judgments, losses, damages, costs and expenses, joint or several
     (including all accounting fees and attorneys' fees reasonably incurred), that Bank or any such indemnified party may occur arising out of this Agreement or caused by any act or omission in connection with this Agreement whether by omission or commission, and regardless of whether based upon any error of judgment, mistake of law or fact negligence or strict liability, except for the willful misconduct or gross negligence on the part of the Bank, or its officers, agents, or employees. The provisions of this Section will survive the termination of this Agreement.

          9.9 Completion of Documents. Bank is hereby authorized to fill in all blank spaces in the Agreement, to correct patent errors in the Agreement, to complete or correct the description of the Collateral, and to date the Agreement.

          9.10  Binding Effect.  This Agreement will be
     binding upon and inure to the benefit of the respective legal representatives, successors and assigns of the parties hereto; however, no Borrower may assign any of its rights or delegate any of its obligations hereunder. Bank (and any subsequent assignee) may transfer and assign this Agreement or may assign partial interests or participation in the loans to other Persons.

          9.11  Integration.  This Agreement, the Notes
     and other writings executed and delivered by the Borrowers to Bank in connection herewith integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the parties hereto have caused the Agreement to be executed on the day and year first above written.

               "BORROWER"

               PERSONNEL MANAGEMENT, INC.


               By:  /s/ Robert R. Millard
                         Robert Millard, Vice President


               PMI ADMINISTRATION, INC.


               By:  /s/ Robert R. Millard
                    Robert Millard, Vice President


               PMI LP I


               BY:  PMI ADMINISTRATION, INC.
                    ITS GENERAL PARTNER


               By:  /s/ Robert R. Millard
                    Robert Millard, Vice President

               PMI LP II

               BY:  PMI ADMINISTRATION, INC.
                    ITS GENERAL PARTNER


               By:  /s/ Robert R. Millard
                    Robert Millard, Vice President

               "BANK"

               KEYBANK NATIONAL ASSOCIATION


               By:  /s/ Joseph H. Rohs
                    Joseph H. Rohs, Vice President




     SCHEDULE 4.4   Permitted Encumbrances

     SCHEDULE 4.5   Location/Collateral

     SCHEDULE 4.7   Intellectual Property

     SCHEDULE 4.9   Pending Litigation

     SCHEDULE 4.10  Environmental Proceedings

     SCHEDULE 4.11  Exceptions to Financial Statements

     SCHEDULE 4.14  Plans

     SCHEDULE 4.16  Leases




     EXHIBIT A  Borrowers' Closing Certificates

     EXHIBIT B  Master Promissory Note

     EXHIBIT C  Term Note

     EXHIBIT D  Form of Borrower's Counsel Opinion

     EXHIBIT E  Borrowing Base Certificate




For Form of Exhibit A, see Items 4 through 7
For Form of Exhibit B, see Item 2
For Form of Exhibit C, see Item 3
For Form of Exhibit D, see Item 10
For Form of Exhibit E, see Item 9